UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5
                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                          (X) Form 3 Holdings Reported

                        ( ) Form 4 Transactions Reported

                     1. Name and Address of Reporting Person
                                  FINK, MARVIN
                          7610 MIRAMAR ROAD, SUITE 6000
                            SAN DIEGO, CA 92126-4202

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      10/01

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)
                                    DIRECTOR

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)       |5.Amount of        |6.Ownership  |7.Nature of Indirect  |
                           | Transaction |  or Disposed of (D)            |  Securities       |  Form       |  Beneficial Ownership|
                           |      |      |  (Inst.3,4 and 5               |  Beneficially     |  Direct(D)or|                      |
                           |      |    | |                  | A/|         |  Owned at the     |  Indirect(I)|                      |
                           | Date |Code|V|    Amount        | D |  Price  |  end of Issuer's  |  (Instr.4)  |                      |
                           |      |    | |                  |   |         |  Fiscal Year      |             |                      |
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

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FORM 5 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, options, covertible securities)
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |       |       |Exer-|ation|         |Amount or |       |Owned at    |ire|            |
                      |Secu-   |     |      |       |       |cisa-|Date |         |Number of |       |End of      |ct |            |
                      |rity    |Date |Code  |  (A)  |  (D)  |ble  |     | Title   |Shares    |       |Year        |(I)|            |
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
STOCK OPTION           $2.26    10/    A3    15,165           10/   10/   COMMON   15,165              -0-          D
                                31/                           31/   31/
                                2001                          2002  2011
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Explanation of Responses:

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                            /s/ Marvin Fink                   March 14, 2002
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.